Committee to Restore ZTR's 10% Dividend
           60 Heritage Drive, Pleasantville, NY 10570
            (914) 747-5262 // Fax: (914) 747-5258 //
                    tenpercent@fixmyfund.com

                              May 4, 2004

Dear Fellow Shareholder of the Zweig Total Return Fund (ZTR):

Time is short. The shareholder meeting is just a few days away. If you have not voted and you want to close the gap between ZTR's stock price and its net asset value (NAV), please vote today!
You should vote by telephone at 1-800-454-8683 or online at WWW.PROXYVOTE.COM to ensure that your vote is received before the meeting.

The main issue in this election is simple. On April 19, 2004, the board of directors of ZTR made a terrible decision to slash the monthly dividend by 75%! Predictably, investors pummeled ZTR's stock and it quickly went from a 9% premium to a 14% discount, costing shareholders $100 million in market value. The graph below says it all.

(Graph showing ZTR premium/discount from 6/27/03 to 4/16/04).


Our aim is to reverse the loss of shareholder value caused by the board's blunder. First, we want to reinstate a true 10% cash dividend - not some phony dividend like the one the board recently announced whereby shareholders will get stock instead of cash. Secondly, we want to convert ZTR into an open-end mutual fund so that shareholders will never again have to sell their shares at a discount to NAV. Finally, we want to improve ZTR's investment performance and cut its expenses.

The board of directors has responded to these substantive issues by hiring a proxy solicitor at shareholder expense to tell you about their credentials. As is evident from the widely reported mutual fund scandals, the directors of many mutual funds, despite their very impressive credentials, slept while investment advisors were participating in schemes to skim excessive profits from funds. We think that may also be the case at ZTR because our highly qualified directors rubber stamped a lucrative contract for fund administration with Phoenix Equity Planning, an affiliate of ZTR's investment advisor. Based on a five-minute telephone call to another mutual fund administrator, we learned that ZTR could increase its net income by more than $300,000 per
year just by taking competitive bids on that contract.   Do you
think our highly qualified directors might be more diligent if they were spending their own money?

Our highly qualified directors say we are "dissidents" because we, like New York State's Attorney General Eliot Spitzer, object to fund shareholders paying high fees and getting poor investment performance. They also claim that ZTR does not earn enough income to pay shareholders a 10% cash dividend. Maybe our highly qualified directors are too busy embellishing their resumes to worry about mundane things like exorbitant costs. However, if they did not spend our money so freely, ZTR probably would have a lot more of it to distribute to shareholders.

With your support, we can begin to fix ZTR's problems. We think that restoring the 10% cash distribution policy will reduce the discount and open-ending ZTR will absolutely eliminate it. Forbes has written that open ending is "the best thing that can happen" to a discounted closed-end fund. On April 29th, ZTR's shares closed at $5.16. If ZTR was an open-end fund, they would be worth $5.62. Would you rather own a stock worth $5.62 or one worth $5.16? This is not a trick question.

Even if you have already returned the WHITE proxy card sent to you by the current board, it is not too late to change your vote. If you want to restore ZTR's 10% cash dividend and to maximize shareholder value, please vote today by telephone at 1-800-454-
8683 or online at WWW.PROXYVOTE.COM.   If you have any questions,
please call us at (914) 747-5262, visit our website at www.fixmyfund.com or e-mail us at tenpercent@fixmyfund.com.

Very truly yours,

Phil Goldstein and Art Lipson
Committee to Restore ZTR's 10% Dividend